Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Forward Industries, Inc. 2007 Equity Incentive Plan, as amended, of our report, dated December 9, 2009, which appears in the annual report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2009.

Kaufman, Rossin & Co., P.A.

Miami, Florida

February 25, 2010